Exhibit 4

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of December 19, 2016 (this “Agreement”), is by and between Legg Mason, Inc., a Maryland corporation (the “Company”), and Shanda Asset Management Investment Limited, a company organized under the laws of the British Virgin Islands (“Investor”).

W I T N E S S E T H:

WHEREAS, Investor owns 10,510,153 shares of Common Stock, $0.10 par value, of the Company as of the date hereof (the “Shares”);

WHEREAS, concurrent with the execution of this Agreement, the Investor is executing an Investor Rights and Standstill Agreement (the “Investor Rights and Standstill Agreement”); and

WHEREAS, the Company desires to grant registration rights to Investor on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.      Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” has the meaning set forth in the Investor Rights and Standstill Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“At-the-Market Offering” means a Registration in which securities of the Company are sold to the public through one or more investment banks or financial advisors as agent to the selling shareholder (but not as underwriter on a firm commitment basis).

“Blackout Period” means (i) any period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect; provided, that the foregoing restriction shall not apply with respect to Investor if Investor no longer has (or never had) a right to designate a member of the Board of Directors of the Company pursuant to the Investor Rights and Standstill Agreement and (ii) in the event that the Company determines in good faith that the registration would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, a period of up to ninety (90) days (an “Unscheduled Blackout Period”); provided, that an Unscheduled Blackout Period described in this clause (ii) may not occur more than twice in any period of fifteen (15) consecutive months.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law to be closed in New York, New York or London, United Kingdom.

“Common Stock” shall mean the shares of common stock, $0.10 par value per share, of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Holder” shall mean Investor or any of its Subsidiaries, so long as such Person holds Registrable Securities in an amount equal to at least 2.0% of the outstanding Voting Stock.

“Investor” has the meaning set forth in the preamble to this Agreement and shall include its successors, by merger, acquisition, reorganization or otherwise.

“Investor Rights and Standstill Agreement” has the meaning set forth in the recitals to this Agreement.

“Loss” or “Losses” has the meaning set forth in Section 2.08(a).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority,

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means the Shares, Voting Stock acquired by Investor or its Affiliates in compliance with the Investor Rights and Standstill Agreement, and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the Shares and such Voting Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization; provided, that any such Shares and Voting Stock shall cease to be Registrable Securities if (i) they do not, in aggregate, represent voting power in excess of at least 2.0% of the outstanding Voting Stock, (ii) they have been registered and sold pursuant to an effective Registration Statement, (iii) they have been transferred by a Holder in a transaction in which the Holder’s rights under this Agreement are not, or cannot be, assigned, (iv) they may be sold pursuant to Rule 144 under the Securities Act without limitation thereunder on volume or manner of sale, (v) they have ceased to be outstanding or (vi) the Investor or any of the Investor Parties (as defined in the Investor Rights and Standstill Agreement) shall have breached any of their respective obligations under the Investor Rights and Standstill Agreement (but excluding any deemed breach of Section 3.1(b) of the Investor Rights and Standstill Agreement after the expiration of the Standstill Period (as defined in the Investor Rights and Standstill Agreement)).

“Registration” means a registration with the SEC of the offer and sale to the public of Registrable Securities under a Registration Statement. The terms “Register,” “Registered” and “Registering” shall have a correlative meaning.

“Registration Expenses” shall mean all expenses incident to the Company’s performance of or compliance with this Agreement, including all (i) registration, qualification and filing fees; (ii) expenses incurred in connection with the preparation, printing and filing under the Securities Act of the Registration Statement, any Prospectus and any issuer free writing prospectus and the distribution thereof; (iii) the fees and expenses of the Company’s counsel and independent accountants; (iv) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Shares under the state blue sky laws (including the related fees and expenses of counsel); (v) the costs and charges of any transfer agent and any registrar; (vi) all expenses and application fees incurred in connection with any filing with, and clearance of an offering by, Financial Industry Regulatory Authority, Inc.; (vii) expenses incurred in connection with any “road show” presentation to potential investors; (viii) printing expenses, messenger, telephone and delivery expenses; (ix) internal expenses of the Company (including all salaries and expenses of employees of the Company performing legal or accounting duties); and (x) fees and expenses of listing any Registrable Securities on any securities exchange on which shares of Common Stock are then listed; but in each case excluding any Selling Expenses.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“SEC” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Expenses” means (i) all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, (ii) any fees and expenses of legal counsel or other advisors of the Holders and (iii) in the case of any offer and sale of Registrable Securities that is not made pursuant to an Underwritten Offering, whether or not completed or consummated, (a) any fees or expenses incurred by the Company related to comfort letters, legal opinions and/or other documents that are similar to those typically required or requested in an Underwritten Offering, and (b) any other expenses incurred by the Company which are not related to (x) the Company preparing and furnishing any disclosure required to be produced by the Company as a result of the manner of the offer and sale (other than routine periodic reports filed by the Company pursuant to the Exchange Act), (y) registration fees or other regulatory filing fees necessitated by the manner of the offer and sale or (z) Registration Expenses otherwise described in clauses (i) – (vi) and (ix)-(x) of the definition of Registration Expenses.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shelf Registration” means a Registration Statement of the Company for an offering to be made on a delayed or continuous basis of Common Stock pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Takedown Notice” has the meaning set forth in Section 2.01(b).

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Unscheduled Blackout Period” has the meaning set forth in the Section 1.01.

“Voting Stock” means the Common Stock together with all other securities of the Company generally entitled to vote in the election of directors of the Company.

Section 1.02.      General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including the exhibits hereto), and references herein to Articles and Sections refer to Articles and Sections of this Agreement. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be performed or given timely if performed or given on the next succeeding Business Day. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article 2
Registration Rights

Section 2.01.      Registration.

(a)             Shelf Registration. On or prior to the first anniversary of the date of the Investor Rights and Standstill Agreement, subject to the terms and conditions hereof, the Company shall file a Shelf Registration with the SEC on Form S-3 (or a successor form) to the extent the Company is then eligible for its use for all of the Registrable Securities, and, if applicable, shall use its commercially reasonable efforts to cause such Shelf Registration to be declared effective under the Securities Act as promptly as practicable thereafter.

(b)             Takedown Notice. If any Holder of Registrable Securities included on a Shelf Registration delivers a written notice to the Company specifying the kind and number of such Registrable Securities such Holder wishes to sell or distribute (the “Takedown Notice”), the Company shall take all actions reasonably requested by such Holder, including amending or supplementing such Shelf Registration, as may be necessary to enable such Registrable Securities to be sold or distributed in accordance with the intended method of distribution set forth in the Takedown Notice, including an Underwritten Offering, as expeditiously as practicable; provided, however, that (i) the Holders may not require the Company to effect a shelf takedown that is an Underwritten Offering unless the Registrable Securities to be registered exceed 20% of the total Registrable Securities as of the date of this Agreement, (ii) the Holders may not require the Company to effect more than two shelf takedowns that are Underwritten Offerings in a 12-month period, (iii) the Holders may not require the Company to effect more than three shelf takedowns (other than shelf takedowns that are Underwritten Offerings) in a 12-month period and (iv) the Holders may not require the Company to effect more than five shelf takedowns that are Underwritten Offerings.

(c)             SEC Form. The Company shall use its commercially reasonable efforts to remain eligible to use Form S-3. All Registrations shall comply with applicable requirements of the Securities Act and, together with each Prospectus included, filed or otherwise furnished by the Company in connection therewith, shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)             Blackout. The Company shall be entitled to postpone (upon written notice to the Investor’s representative on the Company’s board of directors) the filing or the effectiveness of a Registration Statement for any Registration or suspend the use of any Registration Statement in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Holders requesting Registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that the conditions described in clause (ii) of the definition of Blackout Period are met. Upon notice by the Company to the Holders of a Blackout Period, each Holder shall keep the fact of any such notice strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Registrable Securities pursuant to the Shelf Registration for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any Prospectus covering any Registrable Securities for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such Prospectus.

(e)             Effective Registration. Subject to the applicability of Blackout Periods, the Company shall use its reasonable best efforts to keep the Shelf Registration for purposes of Section 2.01(a) continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Holders until the date when all Registrable Securities thereunder have been sold. If the Company fails to maintain an effective Shelf Registration for a period of more than 5 consecutive Business Days after written notice from the Investor is received by the Company, it shall count as an Unscheduled Blackout Period for purposes of the definition hereof.

(f)             Underwritten Offering. In the event that a Holder intends to distribute the Registrable Securities in a Registration by means of an Underwritten Offering, no Holder may include Registrable Securities in such Registration unless such Holder, subject to the limitations set forth in Section 2.06, (i) agrees to sell its Registrable Securities on the basis provided in the applicable underwriting arrangements; (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; and (iii) cooperates with the Company’s reasonable requests in connection with such Registration (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Company of this Agreement).

(g)             Priority of Securities in an Underwritten Offering. If the managing underwriter or underwriters of a proposed Underwritten Offering informs the Company and the Holders with Registrable Securities in the proposed Underwritten Offering in writing that, in its or their opinion, the number of securities requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the number of securities to be included in such Underwritten Offering shall be reduced to the extent necessary to reduce the total number of securities to be included in such offering to the number recommended by the managing underwriter or underwriters in the following order of priority: first, there shall be excluded from the Underwritten Offering any securities to be sold for the account of any selling securityholder, including the Holders, that have been requested to be included therein pursuant to piggyback registration rights (including Section 2.03), pro rata based on the number of securities owned by such selling securityholder; second, there shall be excluded from the Underwritten Offering any securities to be sold for the account of selling securityholders, including the Holders, that originally requested the Underwritten Offering, pro rata based on the number of securities owned by such selling securityholder to the extent there is more than one such initiating selling securityholder; and finally, there shall be excluded from the Underwitten Offering any securities to be sold for the account of the Company.

Section 2.02.      Selection of Underwriter(s). In any Underwritten Offering pursuant to Section 2.01, Investor shall select the underwriter(s) in consultation with the Company in the selection of such underwriters by Investor; provided, that Investor shall be under no obligation to the Company as a result of or in connection with such consultation.

Section 2.03.      Piggyback Registrations.

(a)             Participation. If the Company proposes to file a Prospectus as part of any Registration Statement under the Securities Act with respect to any offering of Common Stock for its own account and/or for the account of any other Persons (other than a Registration (i) under Section 2.01 hereof, (ii) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement) or Form S-4 or similar form that relates to a transaction subject to Rule 145 under the Securities Act, (iii) pursuant to any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of Registrable Securities, (iv) in connection with any dividend reinvestment or similar plan, (v) for the sole purpose of offering securities to another entity or its security holders in connection with the acquisition of assets or securities of such entity or any similar transaction, or (vi) that relates to an offering of Common Stock that is not underwritten and that occurs at a time when a Shelf Registration is effective in accordance with Section 2.01(a)), then, as soon as practicable (but in no event less than 10 Business Days prior to the proposed date of printing the preliminary Prospectus), the Company shall give written notice of such proposed filing to the Investor on behalf of each Holder, and such notice shall offer such Holders the opportunity to Register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to this Section 2.03(a) and Section 2.03(c), the Company shall include in such Registration Statement all such Registrable Securities that are requested to be included therein within six Business Days after the date of any such notice. If the offering pursuant to a Registration Statement pursuant to this Section 2.03(a) is to be an Underwritten Offering, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) shall, and the Company shall use commercially reasonable efforts to coordinate arrangements with the underwriters so that each such Holder may, participate in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.03(a) shall, and the Company shall use commercially reasonable efforts to coordinate arrangements so that each such Holder may, participate in such offering on such basis. If the Company files a Shelf Registration for its own account and/or for the account of any other Persons, the Company agrees that it shall use its commercially reasonable efforts to include in such Registration Statement such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the Holders may be added to such Shelf Registration at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

(b)             Right to Withdraw. Each Holder shall have the right to withdraw such Holder’s request for inclusion of its Registrable Securities in any Underwritten Offering pursuant to this Section 2.03 at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of such Holder’s request to withdraw and, subject to the preceding clause, each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the printing of the preliminary Prospectus.

(c)             Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of a class of Registrable Securities included in a Piggyback Registration informs the Company and the Holders in writing that, in its or their opinion, the number of securities of such class which such Holder and any other Persons intend to include in such Underwritten Offering exceeds the number which can be sold in such Underwritten Offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Underwritten Offering shall be reduced to the extent necessary to reduce the total number of securities to be included in such offering to the number recommended by the managing underwriter or underwriters in the following order of priority: first, there shall be excluded from the Underwritten Offering any securities to be sold for the account of any selling securityholder, including the Holders, that have been requested to be included therein pursuant to piggyback registration rights (including this Section 2.03), pro rata based on the number of securities owned by such selling securityholder; second, there shall be excluded from the Underwritten Offering any securities to be sold for the account of selling securityholders, including the Holders, that originally requested the Underwritten Offering, pro rata based on the number of securities owned by such selling securityholder to the extent there is more than one such initiating selling securityholder;

and finally, there shall be excluded from the Underwitten Offering any securities to be sold for the account of the Company.

Section 2.04.      Registration Procedures.

(a)             In connection with the Registration and/or sale of Registrable Securities pursuant to this Agreement, through an Underwritten Offering or otherwise, the Company shall use commercially reasonable efforts to effect or cause the Registration and the sale of such Registrable Securities in accordance with the intended methods of disposition thereof and:

(i)            prepare and file the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing with the SEC a Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters, if any, and to the Holders participating in such Registration, copies of all documents prepared to be filed, and (B) consider in good faith any comments of the underwriters and Holders and their respective counsel on such documents; provided, that any information contained therein relating to such Holders shall be subject to the review of such Holders and their respective counsel;

(ii)            prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective in accordance with the terms of this Agreement and to comply with the provisions of the Securities Act with respect to the disposition of all of the Shares Registered thereon;

(iii)            in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Shares subject thereto for a period ending on the third anniversary after the effective date of such Registration Statement;

(iv)            notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, or when the applicable Prospectus or any amendment or supplement to such Prospectus has been filed, (B) of any written comments by the SEC or any request by the SEC or any other Governmental Authority for amendments or supplements to such Registration Statement or such Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (D)  if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v)            promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the occurrence of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holder and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

(vi)            use its commercially reasonable efforts to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus;

(vii)            promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and the participating Holders may reasonably request to be included therein in order to permit the intended method of distribution of the Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii)            furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix)            deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus or any amendment or supplement thereto by each selling Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto) and such other documents as such selling Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter;

(x)            on or prior to the date on which the applicable Registration Statement is declared effective or becomes effective, use its commercially reasonable efforts to register or qualify, and cooperate with each selling Holder, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities laws of each state and other jurisdiction of the United States as any selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales and dealings in such jurisdictions of the United States for so long as may be necessary to complete the distribution of the Registrable Securities covered by the Registration Statement; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi)            in connection with any sale of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with each selling Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive Securities Act legends; and to register such Registrable Securities in such denominations and such names as such selling Holder or the underwriter(s), if any, may request at least two Business Days prior to such sale of Registrable Securities; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(xii)            cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and each securities exchange, if any, on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted, and in the performance of any due diligence investigation by any underwriter (including any “qualified independent underwriter”) that is required to be retained in accordance with the rules and regulations of each such exchange, and use its commercially reasonable efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii)            not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(xiv)            in the case of an Underwritten Offering, obtain for delivery to and addressed to the underwriter or underwriters, an opinion and 10b-5 letter from the Company’s outside counsel in customary form and content for the type of Underwritten Offering, dated the date of the closing under the underwriting agreement;

(xv)            in the case of an Underwritten Offering, obtain for delivery to and addressed to the underwriter or underwriters, a comfort letter from the Company’s independent certified public accountants in customary form and content for the type of Underwritten Offering, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xvi)            (i) use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and (ii) make generally available to its security holders, as soon as reasonably practicable, but no later than 90 days after the end of the 12-month period beginning with the first day of the Company’s first quarter commencing after the effective date of the applicable Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder and covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement; provided, that this subclause (ii) shall be deemed to be satisfied if the Company timely files Forms 10-Q and 10-K under the Exchange Act;

(xvii)            provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xviii)            cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

(xix)            cooperate and assist in customary due diligence undertakings, including by the underwriter or underwriters, if any, and outside counsel for the underwriter or underwriters and for the selling Holders in establishing a “due diligence” defense under Section 11 of the Securities Act in connection with any sale of Registrable Securities, and to cause the executive officers of the Company to participate in any customary telephonic due diligence sessions that the underwriter or underwriters may reasonably request;

(xx)            to cause the executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto (provided, that such participation or cooperation does not unreasonably interfere with the operation of the business of the Company); and

(xxi)            take all other customary steps reasonably necessary to effect the Registration, offering and sale of the Registrable Securities.

(b)             As a condition precedent to any Registration hereunder, the Company may require each Holder as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c)             Investor agrees, and any other Holder agrees by acquisition of such Registrable Securities, that, upon receipt of any written notice from the Company of the occurrence of any event of the kind described in Section 2.04(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.04(a)(v), or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and if so directed by the Company, such Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05.      Holdback Agreements. Each of the Company and the Holders agrees, upon notice from the managing underwriter or underwriters in connection with any Registration for an Underwritten Offering of the Company’s securities (other than pursuant to a registration statement on Form S-4 or any similar or successor form or pursuant to a registration solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), not to effect (other than pursuant to such Registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the managing underwriters during such period as reasonably requested by the managing underwriters (but in no event longer than the seven days before and the 30 days after the pricing of such Underwritten Offering); provided, that such restrictions shall not apply in any circumstance to (i) Registrable Securities acquired by a Holder in the public market subsequent to April 11, 2016, and (ii) Registrable Securities with regard to which such Holder has beneficial ownership pursuant to an investment advisory arrangement under which such Holder provides investment advisory services to a non-related third party in connection with such Registrable Securities and does not derive a benefit from such Registrable Securities other than customary advisory or similar fees. Notwithstanding the foregoing, no holdback agreements of the type contemplated by this Section 2.05 shall be required of Holders unless each of the Company’s directors and executive officers agrees to be bound by a substantially identical holdback agreement for at least the same period of time.

Section 2.06.      Underwriting Agreement in Underwritten Offerings. If requested by the managing underwriters for any Underwritten Offering, the Company and the participating Holders shall enter into an underwriting agreement in customary form with such underwriters for such offering; provided, however, that no Holder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of Registrable Securities to be transferred free and clear of all liens, claims and encumbrances created by such Holder, (ii) such Holder’s power and authority to effect such transfer, (iii) such matters pertaining to such Holder’s compliance with securities laws as reasonably may be requested and (iv) such Holder’s intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Section 2.08 hereof.

Section 2.07.      Registration Expenses Paid By Company. In the case of any Registration of Registrable Securities required pursuant to this Agreement (including any Registration that is delayed or withdrawn) or proposed Underwritten Offering pursuant to this Agreement, the Company shall pay all Registration Expenses regardless of whether the Registration Statement becomes effective or the Underwritten Offering is completed; provided, however, that in the case of any proposed shelf takedown pursuant to this Agreement that is an Underwritten Offering or an At-the-Market Offering , the Investor shall pay all out-of-pocket Registration Expenses (other than Registration Expenses to the extent such Registration Expenses would have been incurred by the Company if the shelf takedown were not an Underwritten Offering or At-the-Market Offering) and promptly reimburse such expenses to the Company upon request regardless of whether such Underwritten Offering or At-the-Market Offering is completed. The Company shall have no obligation to pay any Selling Expenses.

Section 2.08.      Indemnification.

(a)             Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder and such Holder’s officers, directors, employees, advisors, Affiliates and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Holder from and against any and all losses, claims, damages, liabilities (or actions in respect thereof) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be liable to any particular indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any such statement made in any free writing prospectus in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b)             Indemnification by the Selling Holder. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company and the Company’s directors, officers, employees, advisors, Affiliates and agents and each Person who controls the Company (within the meaning of the Securities Act and the Exchange Act) from and against any Losses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was Registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading to the extent, but, in each case (i) or (ii), only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with any written information furnished by such selling Holder to the Company expressly for inclusion in such Registration Statement, Prospectus, preliminary Prospectus or free writing prospectus. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of the Registrable Securities giving rise to such indemnification obligation. This indemnity shall be in addition to any liability the selling Holder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.

(c)             Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder to the extent that it is materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within 15 Business Days after receipt of notice of such claim from the Person entitled to indemnification hereunder or fails to employ counsel reasonably satisfactory to such Person within 15 Business Days after receipt of notice of such claim or to pursue the defense of such claim in a reasonably vigorous manner, (c) the named parties to any proceeding include both such indemnified and the indemnifying party and the indemnified party has reasonably concluded (based on written advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld, conditioned or delayed. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action or enter into any judgment without the consent of the indemnified party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or judgment (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation, (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any indemnified party and (iii) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the indemnifying party. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm (in addition to one local counsel) at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on written advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or in the reasonable judgment of such Person may exist (based on advice of counsel to an indemnified party) between such indemnified party or parties and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d)             Contribution. If for any reason the indemnification provided for in Section 2.08(a) or Section 2.08(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 2.08(a) or Section 2.08(b), then the indemnifying party shall, in lieu of indemnifying such indemnified party thereunder, contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions which resulted in such Loss as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.08(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.08(d) to contribute any amount in excess of the dollar amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate (before deducting expenses, if any) exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.08(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party hereunder shall be deemed to include, for purposes of this Section 2.08(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding. If indemnification is available under this 0, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.08(a) and Section 2.08(b) hereof without regard to the relative fault of said indemnifying parties or indemnified party.

Section 2.09.      Reporting Requirements; Rule 144. The Company shall use its commercially reasonable efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Section 13 or 15(d) (whichever is applicable) of the Exchange Act. If the Company is not required to file such reports during such period, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act, and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (b) any rule or regulation hereafter adopted by the SEC.

Article 3
Miscellaneous

Section 3.01.      Term. This Agreement shall terminate upon such time as there are no Registrable Securities, except for the provisions of Section 2.07 and 0 and all of this Article 3, which shall survive any such termination.

Section 3.02.      Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to Investor, to:

Shanda Asset Management Investment Limited

c/o Shanda Group Pte. Ltd.

8 Stevens Road, Singapore 257819

Attention: General Counsel

with a copy to:

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Hong Kong
Attention: Miranda So
Fax: 852-2533-1773

If to the Company to:

Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
Facsimile: (410) 454-2310

Attention: Corporate Secretary with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Gordon S. Moodie

Any party may, by notice to the other party, change the address to which such notices are to be given.

Section 3.03.      Successors, Assigns and Transferees. Any and all rights, duties and obligations hereunder shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party. This Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 3.03 shall be void.

Section 3.04.      GOVERNING LAW; NO JURY TRIAL.

(a)             This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any law other than the laws of the State of New York. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE.

(b)             With respect to any Action relating to or arising out of this Agreement, each party to this Agreement irrevocably (i) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (ii) waives any objection which such party may have at any time to the laying of venue of any Action brought in any such court, waives and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (iii) consents to the service of process at the address set forth for notices in Section 3.02 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.

Section 3.05.      Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to seek specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

Section 3.06.      Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.07.      Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 3.08.      Amendment; Waiver.

(a)             This Agreement may not be amended or modified and waivers and consents to departures from the provisions hereof may not be given, except by an instrument or instruments in writing making specific reference to this Agreement and signed by the Company and Investor.

(b)             Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 3.09.      Further Assurances. Each of the parties hereto shall execute and deliver all additional documents, agreements and instruments and shall do any and all acts and things reasonably requested by the other party hereto in connection with the performance of its obligations undertaken in this Agreement.

Section 3.10.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[The remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LEGG MASON, INC.

By:	/s/ Thomas C. Merchant
Name: Thomas C. Merchant
Title: Executive Vice President and General Counsel

Shanda ASSET MANAGEMENT Investment Limited

By:	/s/ Tianqiao Chen
Name: Tianqiao Chen
Title: Director

[Signature Page to Registration Rights Agreement]